Exhibit 8.1

LIST OF SUBSIDIARIES

1.	Nevada Geothermal Power Company (formerly Noramex Corp.), a company incorporated in the State of Nevada
2.	Blue Mountain Power Company Inc. (formerly Powertec Development Company Ltd.), a company incorporated in the Province of British Columbia, Canada